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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number:  0-8305

                            The Writer Corporation
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            (Exact name of registrant as specified in its charter)

 6061 South Willow Drive, Suite 232, Englewood, Colorado 80111 (303) 779-4100
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  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    Common Stock, $0.10 par value per share
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              (Title of class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(i)     [X]
          Rule 12g-4(a)(1)(ii)   [_]              Rule 12h-3(b)(1)(ii)    [_]
          Rule 12g-4(a)(2)(i)    [_]              Rule 12h-3(b)(2)(i)     [_]
          Rule 12g-4(a)(2)(ii)   [_]              Rule 12h-3(b)(2)(ii)    [_]
                                                  Rule 15d-6              [_]

       Approximate number of holders of record as of the certification or notice
date:      1
        -------

       Pursuant to the requirements of the Securities Exchange Act of 1934, The Writer Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: August 31, 2000                    By:
                                                /s/ Daniel Nickless
                                                -----------------------------
                                         Name:  Daniel Nickless
                                         Title: President